
Exhibit 11.1

                                                         OPAL, INC.


                                            COMPUTATION OF NET INCOME PER COMMON
                                                 AND COMMON EQUIVALENT SHARE

                                           (in thousands, except per share amounts)
                                                         (unaudited)

                                                                            Three months ended                Six months ended
                                                                                 June 30,                         June 30,
                                                                       -----------------------------    ----------------------------
                                                                           1996            1995           1996             1995
                                                                           ----            ----           ----             ----

Weighted average common shares outstanding                                    8,688           7,413          8,688           6,839
Weighted average common equivalent shares from dilutive
     options (1)                                                                381             185            365             271
Weighted average common equivalent shares from dilutive options other
     than options included under footnote (1)                                     -             211              -             103
                                                                       ------------    ------------   ------------    -------------

Weighted average common shares and equivalents                                9,069           7,809          9,053           7,213
                                                                       ============    ============   ============    =============
Net income                                                               $    3,125      $    2,005    $     6,084     $     3,585
                                                                       ============    ============   ============    =============
Net income per share                                                     $     0.34      $     0.26    $      0.67     $      0.50
                                                                       ============    ============   ============    =============

(1) Pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to stock options (using the treasury stock method and the initial public offering price of $13.00 per share) issued during the 12-month period prior to the initial public offering are included in the computation for the three and six month ended June 30, 1995 through to May 18, 1995.


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